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Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the incorporation by reference in the Registration Statements and in the related Prospectuses of Axcelis Technologies, Inc. (Form S-3 No. 333-134920, Form S-8 No. 333-49726 pertaining to the Axcelis Technologies, Inc. Employee Stock Purchase Plan and Forms S-8 No. 333-49768 and 333-120356 pertaining to the Axcelis Technologies, Inc. 2000 Stock Plan), of our reports dated March 14, 2008, with respect to the consolidated financial statements and schedule of Axcelis Technologies, Inc., and the effectiveness of internal control over financial reporting of Axcelis Technologies, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2007.

/s/ Ernst & Young, LLP

Boston, Massachusetts
March 14, 2008

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  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm